Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 17, 2021, relating to the consolidated financial statements of Arch Therapeutics, Inc. and Subsidiary (collectively, the Company) as of and for the years ended September 30, 2021 and 2020, appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts

December 28, 2021